                                                                    EXHIBIT 3(i)



                          ARTICLES OF INCORPORATION

                                     OF

                           EDUTREK HOLDINGS, INC.

                                     I.

         The name of the Corporation is Edutrek Holdings, Inc.

                                     II.

         A. The authorized capital stock of the Corporation shall consist of two million (2,000,000) shares of voting common stock, which shall consist of:

            (1) 1,000,000 shares of Class A Common Stock without par value;

            (2) 1,000,000 shares of Class B Common Stock without par value.

         B. Except to the extent otherwise provided below, the holders of Class A Common Stock ("Class A Holders") and the Class B Common Stock ("Class B Holders") shall have the same powers, designations, preferences and participation rights and privileges. The holders of Class A Common Stock and Class B Common Stock shall have the following specific powers, designations, preferences, and relative participating rights and privileges:

            (1) Each holder of Class A Common Stock shall be entitled to one (1) vote per share of Class A Common Stock standing in his name on the transfer of books of the Corporation, and each holder of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock standing in his name on the transfer books of the Corporation, with respect to each matter to be voted upon.

            (2) The holders of Class A Common Stock and Class B Common Stock shall have the right to vote, but not as separate classes except to the extent required by law or as otherwise provided in subsection B(3) below, upon all matters submitted to the shareholders of the Corporation. A quorum shall be present when the majority of all votes eligible to be cast by holders of Class A Common Stock and Class B Common Stock taken as a whole is present in person or by proxy.

            (3) In addition to any other vote required by law, the Corporation may not alter or change, by increase, diminution, or otherwise, the relative rights, preferences, privileges, restrictions, dividend rights, voting power or other powers given to the holders of Class A Common Stock and Class B Common Stock pursuant to this Article II other than by the affirmative vote of not less than sixty-six and two thirds percent (662/3%) of all the votes entitled to be voted by the holders of each class of stock to be adversely affected thereby voting as a separate class, except that the Corporation may increase the total number of authorized shares of Class A Common Stock that may be issued by the Corporation by the affirmative vote of a majority of all the votes entitled to be cast by the holders of Class A Common Stock and Class B Common Stock voting together, without regard to class. In the event that the Board of Directors declares a dividend or distribution payable in the Common Stock of the corporation and there are an insufficient number of authorized Class B Common Stock shares available to distribute in accordance with Paragraph (4)(b) below, then the shareholders of Class B Common Stock may vote on an amendment to these Articles of Incorporation increasing the number of authorized shares of such class to the number sufficient to permit the issuance of the stock dividend or distribution, without submitting such vote for approval by shareholders of the Class A Common Stock.

            (4) Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distribution in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that:

                (a) No cash dividend may be declared and paid on the Class B Common Stock unless a dividend of an equal or greater amount of cash per share has been declared and paid on the Class A Common Stock.

                (b) In case of dividends or other distributions payable in stock of the Corporation, including a distribution pursuant to any stock split or division, which occurs after the initial issuance of Class B Common Stock by the Corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock, in an amount per share equal to the amount per share distributed with respect to the Class A Common Stock, shall be distributed with respect to Class B Common Stock.

                (c) In the case of any combination, reclassification or recapitalization of the Class A Common Stock, the shares of Class B Common Stock shall also be combined, reclassified or recapitalized so that the number of shares of Class B Common Stock outstanding immediately following such combination, reclassification or recapitalization shall bear the same relationship to the number of shares of Class B Common Stock outstanding immediately prior to such combination, reclassification or recapitalization as the number of shares of Class A Common Stock outstanding immediately following such combination, reclassification or recapitalization bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination, reclassification or recapitalization.

                (d) Shares of Class B Common Stock outstanding at any time shall not be reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding unless at the same time the shares of Class A Common Stock are reverse split or combined so that the number of shares of Class A Common Stock outstanding immediately following such reclassification or recapitalization shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such reclassification or recapitalization as the number of shares of Class B Common Stock outstanding immediately following such reclassification or recapitalization bears to the number of shares of Class B Common Stock outstanding immediately prior to such reclassification or recapitalization.

            (5) Any outstanding shares of Class B Common Stock shall be convertible into fully paid and nonassessable shares of Class A Common Stock at the option of the holder thereof on a one-share-for-one-share basis. In order for a shareholder to effect any such conversion, such shareholder must furnish the Corporation with a written notice of the request for conversion, which notice shall be addressed to the principal office of the Corporation or to the Corporation's designated transfer agent, shall state the number of shares of Class B Common Stock to be converted into Class A Common Stock, shall state the name of the person(s) in whose name(s) the shares of Class A Common Stock are to be registered and shall be accompanied by a certificate or certificates representing such shares, properly endorsed and ready for transfer. A conversion shall be deemed to be made (and the holder of such shares shall be deemed to be the holder of record of an equal number of shares of Class A Common Stock) at the close of business on the date when the Corporation or transfer agent has received the prescribed written notice and required certificate for certificates, properly endorsed and ready for transfer. The Corporation hereby reserves and shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common

Stock, for the purposes of effecting conversion such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

         C. The Board of Directors may determine the designation, par value, preferences, qualifications, voting rights and powers, limitations and relative rights of one or more series of preferred stock to be issued by the Corporation from time to time upon such terms as the Board of Directors may adopt and upon filing of an amendment to these Articles in accordance with Section 14-2-602 of the Georgia Business Corporation Code, or any successor statute authorizing the issuance of preferred stock.

         D. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent signed by persons who would be entitled to vote at a meeting shares of voting capital stock having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the shareholders, in accordance with Section 14-2-704 of the Georgia Business Corporation Code, or any successor statute.

                                    III.

         The street address of the initial registered office of the Corporation is Suite 1800, Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326-1010, located in Fulton County. The initial registered agent of the Corporation at such office is Arthur Jay Schwartz.

                                     IV.

         The mailing address of the initial principal office of the Corporation is Suite 1420, 3060 Peachtree Road, Atlanta, Georgia 30305.

                                     V.

         The name and address of the Incorporator of the Corporation is:


                       NAME                           ADDRESS
               Arthur Jay Schwartz        Suite 1800, Atlanta Financial Center
                                          3343 Peachtree Road, N.E.
                                          Atlanta, Georgia 30326-1010


                                     VI.

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                    VII.

         In discharging the duties of their respective provisions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                    VIII.

            A. The Corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, and as set forth in the By-Laws, indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity, which any director, officer, employee of the Corporation or other person is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person in circumstances for which indemnification is prohibited by the Georgia Business Corporation Code. The Corporation shall provide for the advancement of expenses to directors, and may, at the discretion of the Board of Directors, provide for the advancement of expenses incurred in connection with any such action or proceeding to officers, employees and others, subject to the requirements of applicable law and as set forth in the By-Laws.

            B. Nothing contained in this Article VIII shall limit the right to indemnification and advancement of expenses to which any person would be entitled by law in the absence of this Article, or shall be deemed exclusive of any other rights to which such person seeking indemnification or advancement of expenses may have or hereafter may be entitled under law, any provision of these Articles of Incorporation, or By-Laws, any agreement approved by the Board of Directors, or a resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized. The Corporation may purchase and maintain insurance on behalf of any or all persons for whom indemnification is authorized or required.

            C. The indemnification and advancement of expenses provided by, or authorized pursuant to, this Article VIII shall: (i) apply with respect to acts or omissions occurring prior to the adoption of this Article VIII to the fullest extent permitted by law, and (ii) survive the full or partial repeal or restrictive amendment hereof with respect to events occurring prior thereto.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on July 1, 1996.

                                                     /s/ Arthur Jay Schwartz
                                                     ---------------------------
                                                     Arthur Jay Schwartz
                                                     Incorporator